Exhibit 99.3

Consent of Goldman Sachs & Co. LLC

May 21, 2021

Board of Directors
Herman Miller
855 East Main Avenue
Zeeland, MI 49464

Re:	Initially Filed Registration Statement on Form S-4 of
Herman Miller, Inc., filed May 21, 2021 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated April 19, 2021 (“Opinion Letter”), with respect to the fairness from a financial point of view to Herman Miller, Inc. (the “Company”) of the Aggregate Consideration (as defined in the Opinion Letter) to be paid by the Company for (i) the shares of common stock, par value $0.01 per share, of Knoll, Inc. (“Knoll”) pursuant to the Agreement and Plan of Merger, dated as of April 19, 2021, by and among the Company, Heat Merger Sub, Inc. and Knoll and (ii) the shares of convertible preferred stock, par value $1.00 per share (the “Knoll Preferred Stock”), of Knoll pursuant to the Stock Purchase Agreement, dated as of April 19, 2021, by and among the Company and the holders of the Knoll Preferred Stock specified therein.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary – Opinion of Herman Miller’s Financial Advisor”, “Risk Factors – Risks Related to the Transactions”, “The Merger – Opinion of Goldman Sachs, Herman Miller’s Financial Advisor” and “The Merger – Certain Unaudited Prospective Financial Information” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
GOLDMAN SACHS & CO. LLC